EXHIBIT 3


                                                                 Execution Copy

                             SHAREHOLDERS' AGREEMENT


                  SHAREHOLDERS' AGREEMENT dated as of February 23, 1999 among Buenos Aires Embotelladora S.A., a corporation organized under the laws of the Republic of Argentina (the "Company"), PepsiCo, Inc., a North Carolina corporation ("PepsiCo"), Citibank, N.A. ("Citibank"), BankBoston, N.A. ("BankBoston"), Bayerische Hypo-und Vereinsbank AG ("HypoVereinsbank"), and each other Shareholder party hereto from time to time.

                                    RECITALS

                  A. The Company and the Shareholders (as hereinafter defined) are parties to a Third Amended and Restated Restructuring and Exchange Agreement dated as of February 24, 1998 (the "Restructuring Agreement") pursuant to which, among other things, the Shareholders will receive an aggregate of 1,846,344,828 Class B Ordinary Shares, par value P0.01 per share ("Class B Shares"), of the Company.

                  B. PepsiCo currently owns 16,372,973 Class A Ordinary Shares, par value P0.01 per share ("Class A Shares"), of the Company and 843,243 Class B Shares.

                  C. Upon consummation of the transactions contemplated by the Restructuring Agreement, the Shareholders will own together an aggregate of 60.66% of the voting power of the Company.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                   Article I

                                   DEFINITIONS

                  1.1 Defined Terms. The following terms are defined as follows:

                  (a) "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which commercial banks are open for business in New York and Buenos Aires.

                  (b) "Class A Shares" has the meaning set forth in the Recitals hereto.

                  (c) "Class B Shares" has the meaning set forth in the Recitals hereto.

                  (d) "Effective Date" means the day on which the Closing (as such term is defined in the Restructuring Agreement) occurs under the Restructuring Agreement.



NY2:\223727\02\4SMN02!.DOC\35886.0396

                  (e) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

                  (f) "Joinder Agreement" has the meaning set forth in Section
3.2 hereof.

                  (g) "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                  (h) "Majority Holders" means, as of any date, a majority of the Shareholders subject to this Agreement as of such date.

                  (i) "Ordinary Shares" means any shares of capital stock of the Company, including the Class A Shares and the Class B Shares, now or hereafter issued.

                  (j) "Permitted Transferee" has the meaning set forth in
Section 3.2 hereof.

                  (k) "Person" means any individual, corporation, limited liability company, part nership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

                  (l) "Pro Rata Share" means the percentage of Transfer Shares (as defined in Section 3.3) being offered by a Transferring Shareholder (as defined in Section 3.3) that each Shareholder Offeree (as defined in Section 3.3) shall be entitled to purchase, if any. Such percentage shall be determined by dividing the number of Ordinary Shares of such Shareholder Offeree by the aggregate number of all Ordinary Shares of all Shareholders entitled to participate in the purchase of such Transfer Shares.

                  (m) "SEC" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  (n) "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

                  (o) "Shareholders" shall mean, collectively, PepsiCo, Citibank, BankBoston, HypoVereinsbank and any other Person who, after the date hereof, acquires any Ordinary Shares and executes a Joinder Agreement, in accordance with and subject to the terms and conditions of this Agreement. A Person shall cease to be a Shareholder when such Person no longer holds any Ordinary Shares as a result of a Transfer permitted under this Agreement.


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
                                   Article II

                              VOTING; BOARD MATTERS


                  2.1 Nomination and Election of Directors.

                  (a) Selection of Nominees. At the annual meeting of shareholders of the Company or any special meeting called for the purpose of electing directors of the Company (or by consent of shareholders in lieu of any such meeting) or at such other time or times as the Shareholders may agree, until the first anniversary of the Effective Date, each Shareholder will vote its Ordinary Shares (i) so that the Board of Directors of the Company is comprised of seven directors and (ii) for the following persons to be members thereof:

                    1. Two (2) directors designated by Citibank, with one of such directors being the Chairman of the Board of Directors.

                    2.   One (1) director designated by PepsiCo.

                    3.   One (1) director designated by BankBoston.

                    4.   One (1) director designated by HypoVereinsbank.

                    5.   One (1) director designated by the Majority Holders.

                    6. One (1) director designated jointly by Franklin Mutual Advisors, Inc. and TCW Shared Opportunity Fund II, L.P., as long as such entities continue to own collectively at least *% of the issued and outstanding Ordinary Shares, and at such time as such entities cease to own collectively such percentage of the issued and outstanding Ordinary Shares, such director shall be selected by the Majority Holders.

In the event any Shareholder transfers all of its Shares to another Person (other than a Permitted Transferee), the right to designate a director by the holder of such Ordinary Shares shall terminate, and such director shall be selected by the Majority Holders.

                  (b) Election of Nominees. The Shareholders shall vote all of their respective Ordinary Shares entitled to vote in favor of the election of all of the nominees specified in Section 2.1(a) and no other Person.


-------------------------
* To be specified.

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
                  2.2 Removal of Directors. No Shareholder shall vote any Ordinary Shares in favor of the removal of a director selected in accordance with Section 2.1(a) hereof; provided, however, that upon the request of any Shareholder to remove a director previously designated for nomination by such Shareholder, the Shareholders shall vote all of their Ordinary Shares in favor of (i) the removal of such director and (ii) the election of any replacement director as may be designated by such Shareholder, subject to the provisions of
Section 2.1(a).

                  2.3 Vacancies. If any vacancy occurs on the Board because of death, incapacity, resignation, retirement or removal of a director in accordance with this Agreement, the Shareholder entitled to designate such director in accordance with Section 2.1(a) shall designate a successor, and all Shareholders shall vote their Shares in favor of the election of such successor to the Board of Directors, subject to the provisions of Section 2.1(a). Notwithstanding the foregoing, in the event of any vacancy on the Board of Directors following the termination of the right of any such Shareholder to nominate one or more directors to the Board of Directors, such vacancy shall be filled by a candidate approved by a majority vote of the remaining directors.

                  2.4 Proxies. Any Person given a proxy or power of attorney by the Company or any Shareholder shall be deemed to be subject to and shall exercise such proxy or power of attorney in conformity with the provisions of this Agreement.

                                  Article III

                           TRANSFER OF ORDINARY SHARES

                  3.1 Restrictions on Transfer. As long as this Agreement is in effect, no Shareholder shall effect any transfer, sale, assignment, mortgage, pledge, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of law (other than by way of a merger or consolidation of the Company or by way of a merger or consolidation or sale of all or substantially all of the assets of such Shareholder) of, creation of a security interest in or Lien on, or any other encumbering or disposal (directly or indirectly and whether or not voluntary) of, any Ordinary Shares (any of which being a "Transfer," and the recipient thereof being a "Transferee"), except as provided in this Agreement. No Transfer in violation of this Agreement shall be made or recorded on the books of the Company and any such Transfer shall be void and of no force or effect. Subject to the terms of this Agreement, the Shareholders shall be entitled to exercise all rights of ownership of their Ordinary Shares.

                  3.2 Certain Permitted Transfers. None of the restrictions contained in this Agreement with respect to Transfers of Ordinary Shares (other than those set forth in this Section 3.2) shall apply to any Transfer (each a "Permitted Transfer" and collectively the "Permitted Transfers") by any Shareholder (a) to a wholly-owned direct or indirect subsidiary of such Shareholder or (b) to another Shareholder (each a "Permitted Transferee"); provided, however, that in the case of any Transfer described in clause (a) above, each Permitted Transferee shall have executed and delivered to each Shareholder, as a condition precedent to any Transfer of Ordinary Shares, an


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
executed consent to be bound by the provisions of, and to become a party to, this Agreement, in the form of Exhibit A hereto (a "Joinder Agreement"), and shall have submitted to the Company such evidence as the Company may reasonably request to demonstrate that such Transferee is a Permitted Transferee. For purposes of determining any matter hereunder which is subject to the vote of Shareholders, all Shareholders under common control shall be deemed to constitute one Shareholder.

                  3.3 Rights of First Refusal.

                  (a) Each Shareholder agrees that, subject to the restrictions on Transfers contained in Section 3.4 hereof, if any Shareholder (for purposes of this Section 3.3, a "Transferring Shareholder") wishes to Transfer any or all of the Ordinary Shares then owned by such Transferring Shareholder, other than as provided in Section 3.2, then such Transferring Shareholder shall first give a written notice (the "Transfer Notice") to each other Shareholder (the "Shareholder Offerees") specifying the number of Ordinary Shares such Transferring Shareholder wishes to Transfer (the "Transfer Shares"), and containing an irrevocable offer (open to acceptance for a period of twenty (20) Business Days after the date such Transfer Notice is received) to sell the Transfer Shares to the Shareholder Offerees at the price per share stated in the Transfer Notice (the "Transfer Price"), which price shall be equal to the price offered to such Transferring Shareholder by a bona fide third party offeror or in a letter of intent and which notice shall identify the offeror. No Transfer to which this Section 3.3 is applicable shall be permitted unless the third party offer is for cash.

                  (b) A Shareholder Offeree who wishes to purchase any Transfer Shares shall deliver to the Transferring Shareholder with a written notice (a "Notice of Acceptance") specifying the number of Transfer Shares (up to such Shareholder Offeree's Pro Rata Share) which such Shareholder Offeree desires to accept within twenty (20) Business Days of the delivery of the Transfer Notice by the Transferring Shareholder and may, at the Shareholder Offeree's option, indicate the maximum number of Remaining Transfer Shares (as defined below) such Shareholder Offeree irrevocably commits to purchase in excess of such Shareholder Offeree's Pro Rata Share (the "Excess Amount"). If one or more Shareholder Offerees declines to participate in such purchase or elects to purchase less than such Shareholder Offeree's Pro Rata Share, then the number of Transfer Shares such Shareholder Offerees have elected not to purchase (the "Remaining Transfer Shares") shall automatically be deemed to be accepted by Shareholder Offerees who specified an Excess Amount in their Notice of Acceptance, allocated among such Shareholder Offerees (with rounding to avoid fractional shares) in proportion to their respective Pro Rata Shares but in no event shall an amount greater than a Shareholder Offeree's Excess Amount be allocated to such Shareholder Offeree. Any excess Remaining Transfer Shares shall be allocated among the remaining Shareholder Offerees whose specified Excess Amount has not been satisfied (with rounding to avoid fractional shares) in proportion to their respective Pro Rata Shares, and such procedure shall be employed until the entire Excess Amount of each Shareholder Offeree has been satisfied or all Remaining Transfer Shares have been allocated.


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
                  (c) If, at the end of the twentieth (20th) Business Day after the Transfer Notice is received, an effective Notice of Acceptance of the offer contained in such Transfer Notice has not been delivered, or if a Notice of Acceptance has been delivered covering less than all of the Transfer Shares, then the Transferring Shareholder shall have twenty (20) Business Days in which to Transfer all of the Transfer Shares at a price not lower than the Transfer Price and on terms no more favorable to the transferee than those contained in the Transfer Notice, provided that such Transfer shall be made to the third party offeror (or its wholly-owned subsidiary) referred to in Section 3.3(a) hereof; provided, however, that no Transfer may be made unless and until the transferee delivers to the Company an executed Joinder Agreement. Promptly after any Transfer pursuant to this Section 3.3, the Transferring Shareholder shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such Transfer and of the terms thereof as the Company may request. If, at the end of such twenty-Business Day period, the Transferring Shareholder has not completed the Transfer of all of the Transfer Shares, the Transferring Shareholder shall no longer be permitted to Transfer such Securities pursuant to this Section 3.3(c) without again complying with this Section 3.3 in its entirety. If the Transferring Shareholder determines at any time within such twenty-Business Day period that the Transfer of all or any part of such Transfer Shares at a price not lower than the Transfer Price and on terms no more favorable to the transferee than those contained in the Transfer Notice is impractical, such Transferring Shareholder may terminate all attempts to Transfer such Transfer Shares and recommence the procedures of this Section 3.3 in their entirety without waiting for the expiration of such twenty-Business Day period by delivering written notice of such decision to the Company.

                  3.4 Sale of Controlling Interest. Neither Citibank, BankBoston nor HypoVereinsbank (each a "Bank" and collectively, the "Banks") shall become a party to any proposed transaction (a "Sale Transaction") pursuant to which any Person or group shall become the "beneficial owner" (as defined in the Exchange
Act) directly or indirectly of more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company (excluding any reincorporation, reorganization or recapitalization transaction in which the shareholders of the Company continue to possess at least eighty percent (80%) of the outstanding voting securities of the successor or surviving entity in the same relative proportions), unless two Banks shall be a party to such transaction. If, subject to the foregoing, a Sale Transaction is entered into, the Banks party to the Sale Transaction (the "Selling Banks") shall give notice (the "Sale Notice") to the other Bank. The Sale Notice shall specify the purchaser, the consideration and the proposed closing date and will give such other Bank the opportunity either to (i) agree to the sale of its Ordinary Shares in accordance with the terms of the Sale Transaction, or (ii) purchase for cash all, but not less than all, of the Ordinary Shares held by the Selling Banks upon substantially the same terms (including as to price and closing date) as contained in the Sale Notice.

                                   Article IV

                                   TERMINATION

                  4.1 The provisions hereof (other than the provisions of Article II, which shall terminate on the first anniversary of the Effective
Date) shall terminate automatically upon the fourth anniversary of the Effective Date, unless the Shareholders shall mutually agree otherwise.


                                   Article V

                                  MISCELLANEOUS

                  5.1 Negotiable Form. Whenever any Ordinary Shares are to be delivered or sold pursuant to this Agreement, the Person selling such Ordinary Shares shall deliver such certificates or other instruments duly endorsed or accompanied by appropriate stock powers or assignments separate from the instrument.

                  5.2 Enforcement. No Ordinary Shares shall be transferred on the books of the Company and no sale, assignment, transfer, pledge or other disposition thereof shall be effective unless and until the terms and provisions of this Agreement are complied with, and in cases of violation of this Agreement by the attempted transfer of the Ordinary Shares without compliance with the terms and provisions thereof, such sale, assignment, transfer, pledge or other disposition shall be invalid and of no effect, and the Company and/or any of the Shareholders who are not attempting to transfer the Ordinary Shares shall have the right to compel the Shareholder who is attempting to transfer the Ordinary Shares, and/or the purported transferee, to transfer and deliver the same in accordance with the applicable provisions of this Agreement.

                  5.3 Specific Performance. The parties hereto recognize that it is to the benefit of the Company and the Shareholders that this Agreement be carried out; and for those and other reasons, the parties hereto would be irreparably damaged if this Agreement is not specifically enforced in the event of a breach hereof. If any controversy concerning the rights or obligations to purchase or sell any Ordinary Shares arises, or if this Agreement is breached, the parties hereto hereby agree that remedies at law might be inadequate and that, therefore, such rights and obligations, and this Agreement, shall be enforceable by specific performance. The remedy of specific performance shall not be an exclusive remedy, but shall be cumulative of all other rights and remedies of the parties hereto at law, in equity or under this Agreement.

                  5.4 Transferees and Future Shareholders. The Company and the Shareholders shall cause any transferee of any Ordinary Shares that is not already a party to this Agreement to execute a Joinder Agreement and upon execution thereof, provided such transfer shall not have been made in contravention of this Agreement, such Shareholder shall, except as provided in
Section 2.1(a) hereof, be entitled to the rights of an owner of the Ordinary Shares held by such Shareholder hereunder.

                  5.5 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, transmitted by telecopier or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address as any such party may notify to the other parties in writing:

(a)      if to the Company:

         Roque Saenz Pena 306
         7th Floor
         1636 San Isidro
         Argentina
         Attention:  Ricardo Moreno
         Facsimile No.:  011-54-1-747-6216

(b)      if to Citibank:

         Citibank, N.A.
         599 Lexington Avenue
         New York, New York 10022
         Attention:     Dimity Giles
         Facsimile No.: (212) 793-0642

(c)      if to BankBoston:

         BankBoston, N.A.
         100 Federal Street
         Mail Stop 10-19-04
         Boston, Massachusetts 02110
         Attention:  Matthew Berk, Esq.
         Facsimile No.:  (617) 434-7980

(d)      if to Hypo-und Vereinsbank:

         Bayerische Hypo-und Vereinsbank AG
         San Martin 140 p.18
         1004 Buenos Aires, Argentina
         Attention:  N. Bruce Coates
         Facsimile No.:  011-54-1-331-3711

(e)      if to PepsiCo:

         700 Anderson Hill Road
         Purchase, New York  10577
         Attention:  Lawrence F. Dickie, Esq.
         Facsimile No.:  (914) 253-3123


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
(f)      if to any other Shareholder:

         such address specified in the
         Joinder Agreement to be executed in the
         form of Exhibit A hereto

A notice or communication that is addressed as provided in this Section 5.5 will be deemed received (i) if delivered in person or by overnight courier, on the Business Day it is delivered, (ii) if transmitted by telecopier, on the Business Day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three Business Days after it is deposited in a regular depository of the United States or Argentine mail.

                  5.6 Binding Effect; Assignment. This Agreement, including the rights and conditions contained herein in connection with disposition of Ordinary Shares, shall, subject to the provisions of Section 5.4 hereof, be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns permitted under this Agreement.

                  5.7 Governing Law; Jurisdiction and Venue. The Agreement shall be governed by, and construed in accordance with, the law of the State of New York. Any legal action or proceeding with respect this Agreement shall be brought in the courts of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  5.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  5.9 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.



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
                  5.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

                  5.11 Amendments. This Agreement may be amended, modified or supplemented only with the consent of the Majority Shareholders and by a written instrument executed by the Company in advance; provided, however, that the rights of a Shareholder under any provision of this Agreement shall not be modified in any material adverse respect to such party without its prior written consent.

                  5.12 Captions. The captions of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

                  5.13 Pronouns. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, and vice versa, as the context requires.






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
                     SHAREHOLDERS' AGREEMENT SIGNATURE PAGE

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    BUENOS AIRES EMBOTELLADORA S.A.

                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:



                                    PEPSICO, INC.

                                    By: /s/ Robert K. Biggart
                                        -------------------------------------
                                        Name: Robert K. Biggart
                                        Title: Assistant Secretary



                                    CITIBANK, N.A.

                                    By: /s/ Dimity Giles
                                        -------------------------------------
                                        Name: Dimity Giles
                                        Title: Vice President



                                    BANKBOSTON, N.A.

                                    By: /s/ David F. Eusden
                                        -------------------------------------
                                        Name: David F. Eusden
                                        Title: Director



                                    BAYERISCHE HYPO-UND VEREINSBANK AG

                                    By: /s/ N.B. Coates
                                        -------------------------------------
                                        Name: N.B. Coates
                                        Title: Representative

                                    EXHIBIT A

                            FORM OF JOINDER AGREEMENT

                  The undersigned, having purchased Ordinary Shares of Buenos Aires Embotelladora S.A., hereby agrees to be bound by the terms and conditions of, and to become a party to, the Shareholders' Agreement of the Company as a "Shareholder" thereunder, a copy of which is attached hereto, as if the undersigned had been a party to such agreement as of the date thereof.

                  Name:  ________________________________________________

                  Signature:  ___________________________________________

                  Address:  _____________________________________________

                  Telecopy No.:  ________________________________________

                  No. of Shares:  _______________________________________








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